                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
                 Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement   [X] Definitive Proxy Statement
[_] Confidential, for Use of the  [_] Definitive Additional Materials
Commission Only (as permitted     [_] Soliciting Material Pursuant
by Rule 14a-6(e)(2))              to Rule 14a-11(c) or Rule 14a-12

                            TIME WARNER TELECOM INC.
                    ----------------------------------------
                (Name of Registrant as Specified In Its Charter)

                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)Title of each class of securities to which transaction applies:
  ----------------------------------------------------------------------------
2)Aggregate number of securities to which transaction applies:
  ----------------------------------------------------------------------------

3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule
  0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
  ----------------------------------------------------------------------------
4)Proposed maximum aggregate value of transaction:

  ----------------------------------------------------------------------------
5)Total fee paid:

  ----------------------------------------------------------------------------
[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)Amount previously paid:
  ----------------------------------------------------------------------------
2)Form, Schedule or Registration No.
  ----------------------------------------------------------------------------
3)Filing party:
  ----------------------------------------------------------------------------
4)Date filed:
  ----------------------------------------------------------------------------

                           10475 Park Meadows Drive
                           Littleton, Colorado 80124
                               ----------------
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               ----------------

To the Stockholders of Time Warner Telecom Inc.:

   We will hold the Annual Meeting of Stockholders of Time Warner Telecom Inc. (the "Company") at the Inverness Hotel, 200 Inverness Drive West, Englewood, Colorado 80112, on Thursday, June 7, 2001, at 9:00 a.m., MDT.

   The meeting's purpose is to:

   1. Elect nine directors;

  2. Approve the 2000 Employee Stock Plan that will allow grants of options, shares of common stock, restricted stock, or stock appreciation rights to selected employees, directors, and consultants of the Company;

  3. Ratify the selection of Ernst & Young LLP as the Company's independent auditors for 2001; and

  4. Consider any other matters that properly come before the meeting and any adjournments.

   Only stockholders of record of Class A and Class B Common Stock at the close of business on April 12, 2001 are entitled to receive notice of and to vote at the meeting. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes. A list of the stockholders entitled to vote will be available for examination at the meeting by any stockholder for any purpose relevant to the meeting. The list will also be available on the same basis for ten days prior to the meeting at our principal executive office, 10475 Park Meadows Drive, Littleton, Colorado 80124.

   If you wish to vote shares held in your name in person at the meeting, please bring your proxy card or proof of identification to the meeting. If you hold your shares in street name (that is, through a broker or other nominee), you must request a proxy card from your broker in order to vote in person at the meeting. If you plan to attend in person, please advise us by calling Investor Relations at 1-800-565-8982, extension 1763 or e-mailing us at ir@twtelecom.com, by May 24, 2001 so we can assure we will have sufficient space to accommodate all those wishing to attend.

   We have enclosed the Company's 2000 annual report, the 2000 Form 10-K, and the proxy statement with this notice of annual meeting.

   Please vote, sign, and mail the enclosed proxy card as soon as possible to assure you are represented at the meeting. We have enclosed a return envelope, which requires no postage if mailed in the United States, for that purpose. You may also vote by telephone, as explained on the enclosed proxy card. The Board of Directors is soliciting your proxy.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Paul B. Jones
                                          Senior Vice President--General
                                          Counsel and
                                          Regulatory Policy and Secretary
April 23, 2001

                       PLEASE VOTE. YOUR VOTE IS IMPORTANT.

                           TIME WARNER TELECOM INC.
                           10475 Park Meadows Drive
                           Littleton, Colorado 80124

                        Annual Meeting of Stockholders
                                Proxy Statement

Annual Meeting             June 7, 2001 9:00 a.m., MDT

Location                   Inverness Hotel 200 Inverness Drive West Englewood,
                           Colorado 80112

Record Date                Record Date 8:00 a.m., EDT, April 12, 2001. If you
                           were a stockholder at that time, you may vote at the meeting. Each share of Class A Common Stock is entitled to one vote. Each share of Class B Common
                           Stock is entitled to 10 votes. You may not cumulate votes. On March 14, 2001, 41,915,999 shares of our
                           Class A Common Stock and 72,226,500 shares of our
                           Class B Common Stock, for a total of 114,142,499 shares of common stock, were outstanding. The holders of Class B Common Stock have approximately
                           94.5% of the voting power of the Company. As a result, holders of the Class B Common Stock have the ability to control all matters requiring stockholder approval, including the election of directors.

Agenda                     1.Elect nine directors.
                           2. Approve the 2000 Employee Stock Plan.
                           3.Ratify the selection of Ernst & Young LLP as our
                           independent   auditors for 2001.
                           4. Any other proper business.

Proxies Unless you tell us on the proxy card to vote differently, we will vote signed returned proxies "for" the Board of Directors' nominees and "for" agenda items 2 and 3. The Board of Directors or proxy holders will use their discretion on other matters. If a nominee cannot or will not serve as a director, the Board of Directors or proxy holders will vote for a person whom they believe will carry on our present policies.

Proxies Solicited By       The Board of Directors.

First Mailing Date         We anticipate the first mailing this proxy
                           statement on April 23, 2001.

Revoking Your Proxy        You may revoke your proxy before it is voted at the
                           meeting. To revoke your proxy, follow the procedures listed on page 28 under "Voting
                           Procedures / Revoking Your Proxy."

Solicitation Costs         We will pay the costs of soliciting proxies from
                           stockholders.

                     PLEASE VOTE. YOUR VOTE IS IMPORTANT.

   Prompt return of your proxy will help reduce the cost of re-solicitation.

                       Proposal 1--Election of Directors

   The Board of Directors currently has nine members. Proxy holders will vote for the nine nominees listed below. All nominees are currently members of the Board of Directors, and their terms will continue until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified. Each of the nominees has consented to serve on the Board of Directors until the next Annual Meeting of Stockholders or until his or her successor is duly elected and qualified. If any nominee is unable to serve as a director, the current Board of Directors may designate a substitute nominee and the proxies will vote all valid proxy cards for the election of the substitute nominee.

   The following nominees, other than the independent nominees, Bruce Claflin, William Schleyer, and Theodore Schell, have been nominated by Time Warner Inc. (a wholly owned subsidiary of AOL Time Warner Inc.), Advance Telecom Holdings Corporation, and Newhouse Telecom Holdings Corporation, the Class B stockholders of the Company with nominating rights. See "Certain Relationships and Related Transactions--Stockholders' Agreement." Pursuant to a Stockholders' Agreement among the Class B stockholders and the Company, each Class B stockholder has agreed to vote its shares of Class B Common Stock in favor of the following nominees. Since the Class B stockholders represent approximately 94.5% of the voting power of the Company, their vote in favor of the nominees will be sufficient to elect these nominees regardless of the vote of any other stockholders. The nine nominees who receive the greatest number of votes cast for the election of directors by holders of shares will become our directors. A vote withheld from a nominee in the election of directors will be excluded from the vote and will have no effect.

Board Nominees
-------------------------------------------------------------------------------

 Name and Age        Director Since Principal Occupation and Other Information
-------------------------------------------------------------------------------

 Larissa L. Herda (42)
                     July 1998      President and Chief Executive Officer of
                                    the Company since June 1998.

                                    Senior Vice President Sales of the Company from March 1997 to June 1998.

                                    1989-1997 employed by MFS Telecom, Inc., a competitive local exchange carrier, most recently as Southeast Regional Vice President and General Manager.

                                    Director of Agilera, an application
                                    service provider which is a joint venture
                                    between Ciber, Inc., Verio, Inc., and
                                    Centennial Ventures, since November, 2000.
-------------------------------------------------------------------------------
Glenn A. Britt (52)  July 1998      Vice President of the Company and non-
                                    executive Chairman of the Board of
                                    Directors since July 1998.

                                    President of Time Warner Cable since
                                    January 1999.

                                    Chief Executive Officer and President of
                                    Time Warner Cable Ventures, a division of
                                    Time Warner Cable, until January 1999.

 Name and Age        Director Since Principal Occupation and Other Information
--------------------------------------------------------------------------------

Bruce Claflin (49)   August 1999    President and Chief Executive Officer of
                                    3Com Corporation since January 2001.
                                    President and Chief Operating Officer of
                                    3Com Corporation, September 1998 to
                                    December 2000. Senior Vice President and
                                    General Manager, Sales and Marketing at
                                    Digital Equipment Corporation from July
                                    1997 to June 1998. Vice President and
                                    General Manager--Personal Computer
                                    Business Unit at Digital Equipment
                                    Corporation from October 1995 to June
                                    1997. Senior management and executive
                                    positions at International Business
                                    Machines Corporation from April 1973 to
                                    October 1995.
--------------------------------------------------------------------------------
Richard J. Davies (53)
                     October 1998   Senior Vice President, Corporate
                                    Development of Time Warner Cable since
                                    January 1999. Senior Vice President of
                                    Time Warner Cable Ventures from June 1996
                                    to December 1998. Chief Financial Officer
                                    of the Company from March 1993 to June
                                    1996.
--------------------------------------------------------------------------------
Spencer B. Hays (56) October 1999   Senior Vice President and Deputy General
                                    Counsel of AOL Time Warner Inc. since its
                                    formation on January 11, 2001. Prior to
                                    that time, Vice President and Deputy
                                    General Counsel of Time Warner Inc., since
                                    its formation in 1990. Prior to 1990
                                    employed in various capacities by Time
                                    Warner Inc.'s predecessor, Warner
                                    Communications Inc., most recently as
                                    Senior Vice President and General Counsel.
--------------------------------------------------------------------------------
Lisa Hook (43)       August 1999*   President and Chief Operating Officer of
                                    AOL Mobile since December 2000. Senior
                                    Vice President and Chief Operating Officer of AOL Mobile since October 2000. Senior
                                    Vice President of AOL Mobile since April
                                    2000. Director and major shareholder
                                    representative of Classic Communications, a cable television operator, from 1999 until 2000.
                                    Principal of Brera Capital Partners, a
                                    private equity firm, from 1998 to 2000.
                                    Director of Roberts Radio, a small market radio consolidator, from 1997 to 2000.
                                    Principal of Alpine Capital, a private
                                    equity firm, from 1996 to 1998.

 Name and Age        Director Since Principal Occupation and Other Information
-------------------------------------------------------------------------------

 Robert J. Miron (63)July 1998      President of Advance/Newhouse
                                    Communications since April 1995.

                                    President of Newhouse Broadcasting
                                    Corporation from October 1986 to April
                                    1995.
-------------------------------------------------------------------------------
William T. Schleyer (49)
                     January 2001   Principal in Pilot House Ventures Group,
                                    LLC, a venture capital company investing in the broadband and Internet industries, since February 2000.

                                    President and Chief Operating Officer,
                                    MediaOne from November 1996 to October
                                    1997.

                                    President and Chief Operating Officer,
                                    Continental Cablevision, Inc. from
                                    November 1994 to November 1996.

                                    Director of Wink Communications, Inc., a provider of services that allow interactive advertisements and television shows, since January 1998.

                                    Director of ANTEC Corporation, a global
                                    communications company specializing in
                                    design and engineering of fiber broadband networks, since June 1998.

                                    Director of Rogers Communications, Inc., a company engaged in digital PCS, cellular, messaging, and data communications, since August 1998.

                                    Director of Storage Networks, Inc., a data
                                    storage provider, since March 1999.
-------------------------------------------------------------------------------
Theodore H. Schell (56)
                     February 2001  General Partner, Patricof & Co. Ventures,
                                    Inc., an investment company, since 2000.

                                    Senior Vice President for strategy and
                                    corporate development, Sprint Corporation from July 1988 to June 2000.

                                    President and CEO of Realcom
                                    Communications Corporation from June 1983 to June 1988.

                                    Director of Iridium Corporation, a
                                    satellite communications company, since
                                    1999.

                                    Director of UPOC Corporation, a mobile
                                    wireless network company, since January
                                    2001.

                                    Director of Webraska Corp., a provider of
                                    wireless navigation services, since
                                    January 2001.
-------------------------------------------------------------------------------
* Lisa Hook resigned as an independent director on January 11, 2001 and was re-elected to the Board of Directors February 7, 2001 as a Time Warner Inc. nominee.

Vote Required

   Approval of the nominees to the Board requires a plurality of the votes cast at a meeting of stockholders by the holders of shares of Class A Common Stock of the Company and Class B Common Stock of the Company, voting together as a single class.

             THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THESE NOMINEES.

               Proposal 2: Approve the 2000 Employee Stock Plan

   Our Board adopted the Company's 2000 Employee Stock Plan on June 16, 2000, subject to the stockholders' approval. The purpose of the Plan is to further the growth and development of the Company by affording an opportunity for stock ownership through the grants of options, restricted stock, shares of common stock, or stock appreciation rights or SARs to selected employees, directors, and consultants of the Company and its subsidiaries who are responsible for the conduct and management of its business or who are involved in endeavors critical to its success.

General

   The Company may make awards under the Plan in the form of (a) options to purchase shares of the Company's Class A Common Stock (both incentive and nonqualified), (b) shares of common stock subject to certain restrictions set forth in the Plan and the applicable restricted stock agreement, (c) shares of common stock, and (d) SARs (both tandem, with all or a portion of an option, and freestanding).

   The purpose of the Plan is to further the growth and development of the Company by affording an opportunity for stock ownership through the grant of options, restricted stock, shares of common stock, or SARs to selected employees, directors, and consultants of the Company and its subsidiaries who are responsible for the conduct and management of its business or who are involved in endeavors significant to its success. The effective date of the Plan is June 16, 2000. The Plan and the grant of any awards under the Plan are subject to approval by the stockholders of the Company within 12 months of the effective date.

   The Plan is not subject to the provisions of the Employment Retirement Income Security Act of 1974.

Stock Subject to the Plan

   Not more than 12,000,000 shares of common stock in the aggregate may be issued under options and under awards of common stock or restricted stock granted pursuant to the Plan, subject to adjustment as provided in the Plan. Shares to be issued under options and awards of stock may consist, in whole or in part, of authorized but unissued stock or treasury stock of the Company not reserved for any other purpose.

   If any outstanding option under the Plan expires or for any other reason ceases to be exercisable, in whole or in part, the shares that were subject to the unexercised portion of the option and as to which the option had not been exercised continue to be available under the Plan. Any restricted stock forfeited to the Company pursuant to restrictions contained in the Plan or the restricted stock agreement will also be counted in determining the number of shares of common stock available to be awarded under the Plan.

   In the event of any change in the Company's common stock by reason of stock dividends, split-ups, corporate reorganizations, merger, consolidation, recapitalizations, combinations, exchange of shares, and the like, then the Board will appropriately adjust the aggregate number of shares available under the Plan and the number of shares subject to and exercise price of outstanding awards (if applicable).

Administration of the Plan

   The Human Resources and Benefits Committee of the Company's Board of Directors administers the Plan. The Committee may delegate its authority to the chief executive officer of the Company, who may, in turn, delegate such authority to officers of the Company.

   The Committee has the full and exclusive right to grant and determine terms and conditions of all options, SARs, and stock awards granted under the Plan and the form of all option agreements and restricted stock agreements and to prescribe, amend, and rescind rules and regulations for administration of the Plan. However, all awards of options, SARs, and stock awards to persons subject to Section 16 of the Securities Exchange Act of 1934 must be approved in advance of the grant by the Compensation Committee of the Board of Directors and all awards of options and stock awards to the External Directors (as defined in the Plan) must be approved by the Board of Directors.

   The Committee's determination as to any disputed question arising under the Plan, including questions of construction and interpretation, is final, binding, and conclusive upon all persons.

Eligibility

   All full- or part-time employees of the Company and its subsidiaries are eligible to receive incentive stock options, nonqualified stock options, and stock awards under the Plan. As of February 20, 2001, there were 2,485 full or part-time employees of the Company and its subsidiaries. External Directors are eligible to receive nonqualified stock options or stock awards as the Board of Directors may approve, but not incentive stock options. There are three External Directors. Consultants are eligible to receive nonqualified stock options, but not incentive stock options or stock awards. The Company has not awarded any options to eligible consultants.

Options

   Written Agreement. Each option granted under the Plan must be evidenced by a written option agreement setting forth the terms upon which the option is granted. Each option agreement must designate the type of options being granted (whether incentive stock options or nonqualified stock options), whether the holder also receives SARs, and must state the number of shares of common stock subject to the option. The Committee may also add other provisions that it deems appropriate, including conditioning the exercise of the option upon the passage of time or achievement of specific goals.

   Option Price. The Committee will determine the option price per share of common stock under each option. The option price for incentive stock options may not be less than 100% of the fair market value (determined as of the day the option is granted) of the shares subject to the option. The option price for nonqualified stock options may not be less than 25% of the fair market value (determined as of the day the option is granted) of the shares subject to the option. "Fair market value" of the Company's common stock under the Plan is the closing sale price on the Nasdaq National Market.

   Term of Option. The duration of each option will be specified in the option agreement. However, the term of each option may not be more than 10 years from the date of grant.

   Exercise of Option. An option will be exercisable, in whole or in part, by each participant by giving written notice to the Secretary of the Company or a brokerage firm selected by the Company and payment of the option price. The Board may, at any time before complete termination of such option, accelerate the time or times at which such option may be exercised in whole or in part (without reducing the term of such option).

   Restrictions on Transfer. Options and SARs may not be transferred other than by will or the laws of descent and distribution and are exercisable during the participant's lifetime only by the participant (or his or her court appointed legal representative). With the approval of the Committee, however, the option agreements may provide that options are transferable to family members or trusts, partnerships, or similar entities for family members of the participant.

   Acceleration of Vesting. Unless the applicable option agreement provides otherwise, each outstanding option granted under the Plan will immediately become exercisable in full in respect of the aggregate number of shares of common stock subject to such options if the Board of Directors or stockholders of the Company approve (i) any consolidation or merger in which the Company does not survive or where shares of common stock would be converted into cash, securities, or other property; (ii) any sale, lease, or transfer of all or substantially all of the Company's assets; or (iii) the adoption of any plan for liquidation or dissolution of the Company, all of which are Approved Transactions as defined in the Plan. A merger of the Company, where equity holders have the same proportionate ownership of the surviving company, does not trigger acceleration of vesting. Outstanding options will also become fully exercisable when a Board Change occurs (as defined in the Plan). This is when the Class B stockholders of the Company cease to have the ability to elect a majority of the Board of Directors (other than independent directors and the Chief Executive Officer of the Company) and a person or group has become the beneficial owner of more than 35% of the total voting power of the Company and has a greater percentage of total voting power than the Class B stockholders.

Restricted Stock

   Written Agreement. Each award of restricted stock must be evidenced by a written restricted stock agreement setting forth the terms upon which the restricted stock award is granted, the number of shares of common stock to which that restricted stock award pertains and the price, if any, to be paid by the participant for the restricted stock. The Committee will determine the restrictions or limitations upon the shares of restricted stock, including restrictions on transferability and continued employment of the participant. Shares of restricted stock will vest upon satisfaction of such conditions or restrictions. The Committee will also determine the performance conditions or other conditions, if any, that must be satisfied before all or part of the applicable restrictions lapse.

   Forfeiture of Restricted Stock. If the participant fails to satisfy any applicable restrictions or conditions set forth in the Plan or in the restricted stock agreement for any reason other than the death or total disability, any restricted stock affected by such conditions will be forfeited to the Company in return for the consideration specified in the restricted stock agreement.

   Rights as Stockholder. Each holder of restricted stock will have the right to vote the shares of restricted stock, to receive cash dividends and other distributions as the Board of Directors may, in its discretion, distribute on such restricted stock, and to exercise all other rights, powers, and privileges of a holder of common stock with respect to such restricted stock, except as set forth below. The holder is not entitled to receive a stock certificate representing shares of restricted stock until the restriction period has expired and all other vesting requirements have been fulfilled or waived.

   Prohibition on Transfer. Restricted stock may not be transferred until all restrictions have lapsed, except by will or the laws of descent in the event of the holder's death.

Stock Appreciation Rights

   Types of SARs. SARs may be granted in tandem with a related option under the Plan, called a tandem SAR, or separately, called a freestanding SAR.

   Exercise of SARs. Except as provided below, upon the exercise of a SAR, the holder will receive in cash an amount equal to the fair market value on the date of exercise of the SAR of the shares of common stock with respect to which the SAR has been exercised less the aggregate exercise price of the related option (or the exercise price established by the Committee in the case of a freestanding SAR). The Committee may, by way of the award agreement or otherwise, determine such other terms, conditions, restrictions, or limitations, if any, of any SAR, provided they are not inconsistent with the Plan. SARs are exercised in the same manner as options except that no payment shall be made with respect to the purchase price of the shares to be purchased. Except as set forth in the Plan, the effective date of exercise of a SAR is the date on which the Company receives notice from the holder of the exercise thereof.

   Tandem Stock Appreciation Rights. A tandem SAR may be granted either at the time of the grant of the related option or at any time thereafter during the term of the option. In the case of SARs granted in tandem with options granted prior to the grant of such SARs, the appreciation in value is the difference between the option price of such related option and the fair market value of the common stock on the date of exercise. A tandem SAR is exercisable to the extent that the related option is exercisable. No tandem SAR is exercisable after expiration, termination, or exercise of the related option. If a related option is exercised as to some or all of the shares covered by the award, the related tandem SAR, if any, shall be canceled automatically to the extent of the number of shares covered by the option exercise.

   Freestanding Stock Appreciation Rights. Freestanding SARs are exercisable in whole or in such installments at such times as the Committee determines. Freestanding SARs have a term specified by the Committee, but in no event to exceed 10 years. The exercise price of a freestanding SAR will be determined by the Committee and may be less than the fair market value of the common stock on the date of grant of the freestanding SAR. The Committee also determines the performance or other conditions, if any, that must be satisfied before all or part of a freestanding SAR may be exercised.

Amendment and Termination

   Term. No awards of options or SARs and no stock awards may be made under the Plan on or after the 5th anniversary of the effective date of the Plan. However, the Board may at any time prior to the 5th anniversary terminate the Plan, and the Board may at any time modify or amend the Plan in such respects as it shall deem advisable. The Company will at all times maintain a current copy of the Plan on its intranet site, which will be updated to include amendments and will upon request of a participant provide a hard copy of the most current version. No further notice of Plan modifications is required.

   Modification. Without stockholder approval, the total number of shares that may be issued under the Plan may not be increased and no amendment may be made that (i) reduces the price at which the common stock may be offered upon the exercise of options below any specified minimum, or (ii) materially modifies the requirements as to eligibility for participation in the Plan. No termination, modification, or amendment of the Plan may, without the consent of the person to whom any award has been granted (or a permitted transferee), adversely affect the rights of such person with respect to such award. No modification in any award granted under the Plan may be made after the grant of such award, unless the modification is consistent with the provisions of the Plan. With the consent of the participant, and subject to the terms and conditions of the Plan, the Board may amend outstanding agreements with any participant, including (i) an acceleration of the times at which the award may be exercised or (ii) an extension of the scheduled expiration date of the award.

   Reorganization and Sale of Assets. Upon the occurrence of a Reorganization Event (as defined in the following sentence), unless the event also constitutes a Board Change or an Approved Transaction (as defined in the Plan and as explained under Acceleration of Vesting on page 6), the Board must either make appropriate provision for the protection of any outstanding option or other award by substitution of appropriate stock of the Company or the reorganized corporation (without a change in the excess of the fair market value over the exercise price of the options), or provide notice to all participants in the Plan that all unexercised options and SARs must be exercised within a specified time period or those options and SARs will terminate. A Reorganization Event is (i) a merger of the Company with another corporation in which the Company is not the surviving corporation, (ii) a sale of all or substantially all of the assets of the Company, or (iii) the liquidation or reorganization of the Company.

Vote Required

   Approval of the 2000 Employee Stock Plan requires the affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote on the subject matter, if a quorum exists. The Class A Common Stock and the Class B Common Stock will vote as one class on this matter.

             THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL
                       OF THE 2000 EMPLOYEE STOCK PLAN.

                 Proposal 3: Selection of Independent Auditors

   We ask that you approve the following resolution on the appointment of our independent auditors:

   RESOLVED, that the stockholders ratify the appointment of Ernst & Young LLP to audit the accounts of the Company and its subsidiaries for the fiscal year 2001.

   Ernst & Young LLP has audited our accounts since the organization of our predecessor, Time Warner Telecom LLC, and prior to that time audited our accounts as a division of Time Warner Entertainment Company, L.P. The Board of Directors appointed them as our independent auditors for 2001, upon recommendation of the Audit Committee. We expect a representative of Ernst & Young LLP will attend the meeting, respond to appropriate questions, and be given an opportunity to speak.

Audit Fees

   The following is a description of the fees billed to the Company by Ernst & Young LLP during the year ended December 31, 2000:

Audit fees:                                                            $198,000
  professional services rendered for the audit of the Company's annual financial statements for the year 2000 and the reviews of the financial statements included in the Company's 10-Q filings for the year 2000
Audit related fees:                                                    $357,000
  SEC registration statements, SEC 8-Ks, private placements and related comfort letters, and
  Internal audit services related to financial systems review

Financial Information Systems Design and Implementation Fees  $ 0

All other fees  *$2,392,000

* $2,338,000 of this total consists of fees billed by the Ernst & Young consulting group prior to its sale on May 27, 2000, to Cap Gemini, a separate French public company.

   The Audit Committee of the Board has determined that the provision of the services covered under the "All Other Fees" heading is compatible with maintaining the accountants' independence.

Vote Required

   Ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for 2001 requires the affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote on the subject matter, if a quorum exists. The Class A Common Stock and the Class B Common Stock will vote as one class on this matter.

                 THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE
             RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
                AS THE COMPANY'S INDEPENDENT AUDITORS FOR 2001.

                               BOARD INFORMATION

Structure

   Our directors are elected annually. The Stockholders' Agreement among the Company's Class B stockholders, Time Warner Inc., Advance Telecom Holdings Corporation, Newhouse Telecom Holdings Corporation, and a subsidiary of AT&T Corp. (formerly MediaOne Group), provides that the Board of Directors will have up to ten directors. At each annual meeting of stockholders at which directors are elected, the Class B stockholders will vote their shares in favor of the following nominees:

  .  up to seven nominees selected by the holders of Class B Common Stock;

  .  the Chief Executive Officer of the Company; and

  . three nominees selected by the Nominating Committee who are neither employed by nor affiliated with the Company or any holder of Class B Common Stock.

   See "Certain Relationships and Related Transactions--Stockholders' Agreement." Upon completion of the offering of shares of common stock held by MediaOne, the directors nominated by MediaOne (Douglas Holmes, Audley Webster, Jr., and James Zerefos) resigned from the Board effective May 1, 2000. Independent director William T. Schleyer was elected to the Board effective January 22, 2001. Theodore H. Schell, an independent director, was elected to the Board on February 7, 2001. Lisa Hook, previously an independent director, resigned from the Board on January 11, 2001, and was re-elected to the Board as a Time Warner nominee effective February 7, 2001, bringing the total number of directors to nine. The holders of the Class A Common Stock do not have the right, as a class, under the Company's Restated Certificate of Incorporation to nominate any individuals for election to the Board of Directors.

Meetings

   In 2000, the Board of Directors held a total of six meetings, and also acted from time to time by unanimous written consent. The average attendance in the aggregate of the total number of Board of Directors and committee meetings was 98%.

Committees

   The Audit Committee reviews the internal accounting and financial controls for the Company and the accounting principles and auditing practices and procedures to be employed in preparation and review of financial statements of the Company. It also makes recommendations to the Board of Directors regarding the appointment of the Company's independent public accountants and the scope of their audit. The committee held three meetings in 2000 and held additional telephonic meetings each quarter to review the Company's 10-K and 10-Q filings and quarterly earnings releases. The members in 2000 were the two independent directors, Mr. Claflin and Ms. Hook. As a result of the changes in the Board membership described under "Structure" above and an increase in the size of the Audit Committee, the members as of February, 2001 are the independent directors, Mr. Claflin, Mr. Schleyer, and Mr. Schell. The Audit Committee's charter was amended on April 4, 2001, and the charter, as amended, appears as Appendix A to this proxy statement. The members of the Audit Committee are independent as defined under Rule 4200 (a) (15) of the National Association of Securities Dealers.

   The Human Resources and Benefits Committee determines the salary, bonus, and other compensation for our senior management personnel and makes recommendations with respect to grants of options and other grants of Company equity securities to senior management personnel and to directors of the Company, subject to approval of such grants by the Compensation Committee. The Human Resources and Benefits Committee also establishes policies with respect to compensation of employees generally and any other matters that the Board of Directors may delegate to the committee. The committee was established in August 1999 and its members are Messrs. Britt, Miron, Schell, Schleyer, and Claflin. The Human Resources and Benefits Committee members communicate with each other from time to time in person and by telephone and act on matters by way of a formal meeting or by unanimous written consent. The committee met two times in 2000 and acted twice by written consent.

   The Compensation Committee approves option grants to our senior officers and directors under the Company's 1998 Stock Option Plan, the 2000 Employee Stock Plan, and future option plans and addresses other matters that the Board may delegate to it. The committee also makes other determinations regarding compensation matters that any tax, stock exchange, or federal securities law or regulation requires to be made by a committee composed entirely of independent or non-employee directors. The members, Mr. Schell, Mr. Schleyer, and Mr. Claflin, are the independent directors. The Compensation Committee acted three times by unanimous written consent and met twice in 2000.

   The Nominating Committee consists of Messrs. Britt, Davies, Hays, and Miron. The Nominating Committee nominates the independent directors. The committee met twice in 2000. The committee will consider nominees recommended by security holders if those nominations are submitted in writing to the Company's secretary not less than 70 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting, as required by our bylaws.

   The Finance Committee was created on April 25, 2000 to review in detail and make recommendations to the Board with respect to proposed financial transactions. The two members are the Company's Chief Financial Officer and board member Mr. Richard Davies. The committee rendered informal advice to the Board, but did not formally meet in 2000.

Compensation

   We do not compensate directors who are our employees or employees of any Class B stockholder or their affiliates for services as directors. We provide cash compensation to the independent directors consisting of a $12,500 annual retainer, a per meeting fee of $1,000, reimbursement of reasonable expenses for each Board of Directors' meeting they attend, and $1,000 annually for each committee of the Board of Directors that they chair. The independent directors also receive a quarterly grant of options to purchase 500 shares of Class A Common Stock. The options are fully vested when granted.

Audit Committee Report

   The audit committee oversees the Company's financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements of the Company for the year ended December 31, 2000 with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

   The committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards, including the matters required to be discussed by Statement of Accounting Standards No. 61. In addition, the committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures and letter required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

   The committee discussed with the Company's independent auditors the overall scope and plans for their respective audits. The committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The committee recently completed an assessment of its performance and its charter relative to other audit committees and found that it compared favorably with industry "best practices" for audit committees and with the recommendations set forth in the Report and Recommendations of the Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees (1999). The Blue Ribbon Committee was sponsored by the New York Stock Exchange and National Association of Securities Dealers.

   In reliance on the reviews and discussions referred to above, the committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended 2000 for filing with the Securities and Exchange Commission. The committee and the board have also recommended, subject to shareholder approval, the selection of the Company's independent auditors.


                                          Bruce Claflin, Audit Committee Chair
                                          William T. Schleyer, Audit Committee
                                          Member
                                          Theodore H. Schell, Audit Committee
                                          Member

April 4, 2001

                              EXECUTIVE OFFICERS

Executive Officers

   The following table sets forth information concerning the individuals who serve as our executive officers.

-------------------------------------------------------------------------------

 Name and Age          Principal Occupation and Other Information
-------------------------------------------------------------------------------
 Larissa L. Herda (42) President and Chief Executive Officer of Time Warner
                       Telecom since June 1998.
                       Senior Vice President Sales of Time Warner Telecom from
                       March 1997 to June 1998.
                       1989-1997 employed by MFS Telecom, Inc., a competitive
                       local exchange carrier, most recently as Southeast
                       Regional Vice President and General Manager.
-------------------------------------------------------------------------------
 David J. Rayner (43)  Senior Vice President and Chief Financial Officer of
                       Time Warner Telecom since June 1998.
                       Vice President, Finance of Time Warner Telecom from
                       February 1997 to May 1998.
                       Controller of Time Warner Telecom from May 1994 to
                       February 1997.
                       Financial and operational management positions at Time
                       Warner Cable from 1982 to 1994.
-------------------------------------------------------------------------------
 Paul B. Jones (54)    Senior Vice President, General Counsel, and Regulatory
                       Policy of Time Warner Telecom since August 1998.
                       Senior Vice President, Legal and Regulatory Policy of
                       Time Warner Telecom from October 1993 to August 1998.
                       Senior Vice President, Corporate Development of Time
                       Warner Cable Ventures from 1992-1993.
                       Senior Vice President and General Counsel of Warner
                       Cable from 1986 to 1992.
                       Vice President, Strategy and Development of CBS
                       Publishing Group from 1984 to 1986.
                       Assistant General Counsel for the FCC from 1977 to 1979.
-------------------------------------------------------------------------------
 Pat Gorman (46)       Executive Vice President, Corporate Operations since
                       August 2000.
                       Vice President, Ordering, and Project Management of AT&T
                       Corp. from 1999 to August 2000.
                       Director, Frame Relay, ATM, and Dial Services of AT&T
                       from 1995 to 1999.
-------------------------------------------------------------------------------
 John T. Blount (42)   Executive Vice President, Field Operations since October
                       2000.
                       Senior Vice President Sales of Time Warner Telecom from
                       June 1998 to October 2000.
                       Regional Vice President for the Midwest and Southwest
                       Regions of Time Warner Telecom from January 1997 to June
                       1998.
                       Vice President and General Manager/Milwaukee of Time
                       Warner Telecom from January 1996 to January 1997.
                       General Manager/Milwaukee of Time Warner Telecom from
                       February 1995 to January 1996.
                       Employed by US WEST Enterprise from 1988 to February
                       1995.

 Name and Age            Principal Occupation and Other Information
-------------------------------------------------------------------------------
 Michael Rouleau (42)    Senior Vice President, Marketing and Business
                         Development of Time Warner Telecom since November
                         1999.
                         Vice President, Marketing and Product Development of
                         Transport Service of U S WEST, Inc. from July 1997 to
                         November 1999.
                         Executive Director, Marketing and Product Development
                         of US West, Inc. from April 1995 to June 1997.
-------------------------------------------------------------------------------
 A. Graham Powers (54)   Senior Vice President, Acquisition, Integration, and
                         New Market Implementation of Time Warner Telecom since
                         April 1998.
                         Senior Vice President, Engineering and Technology of
                         Time Warner Telecom from June 1996 to March 1998.
                         Senior Vice President, Operations Development and
                         Business Implementation of Time Warner Telecom from
                         August 1993 to May 1996.
                         President of Telecommunications Strategy, Inc., a
                         technology consulting service, from May 1992 to July
                         1993.
-------------------------------------------------------------------------------
 Raymond H. Whinery (46) Senior Vice President, Planning and Engineering of
                         Time Warner Telecom since April 1999.
                         Senior Vice President, Technical Operations of Time
                         Warner Telecom from January 1997 to April 1999.
                         Senior Director of Engineering and Planning of Time
                         Warner Telecom from May 1994 to January 1997.
                         Employed by U S WEST, Inc. from 1978 to May 1994.
-------------------------------------------------------------------------------
 Julie A. Rich (47)      Senior Vice President, Human Resources and Business
                         Administration of Time Warner Telecom since April
                         1999.
                         Vice President, Human Resources and Business
                         Administration of Time Warner Telecom from March 1998
                         to April 1999.
                         Owner of an independent human resources consulting
                         practice from June 1996 to February 1998.
                         Founder of XEL Communications, Inc., a
                         telecommunications manufacturer, holding positions of
                         Director and Vice President of Human Resources from
                         1984 to 1996.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Compensation

   The following table summarizes the compensation we paid during the last three years to the President and Chief Executive Officer and to each of the four other most highly compensated executive officers as of the end of 2000, based on salary and Annual Incentive Plan bonus.

                                                   Long-Term Compensation
                                                           Awards
                                                   -----------------------
                                                   Time Warner
                                                     Telecom
                                                     Class A   Time Warner
                                                     Common    Inc. Common
                           Annual Compensation        Stock       Stock      Payouts
                        -------------------------- Underlying  Underlying  -----------
Name & Principal                                     Options     Options      LTIP        All Other
Position                Year (1)  Salary   Bonus   Awarded (2) Awarded (8) Payouts (7) Compensation (3)
----------------        -------- -------- -------- ----------- ----------- ----------- ----------------
Larissa L. Herda,         2000   $312,025 $327,613     70,000        --      $    --        $8,500
President and Chief       1999    312,025  234,009  1,000,000        --           --         8,000
Executive Officer (4)     1998    300,000  169,381    375,000     7,600           --            --
Paul B. Jones,            2000    259,242  179,849     25,000        --           --         8,500
Senior Vice President,    1999    259,242  184,710    100,000        --       96,900         8,000
General Counsel &         1998    259,242  171,748    166,000    16,700      134,400            --
Regulatory Policy (5)
David J. Rayner,          2000    209,615  220,371     40,000        --           --         8,500
Senior Vice President     1999    182,970  132,653    300,000        --           --         8,000
and Chief Financial       1998    171,000   94,792    125,000     7,600           --            --
Officer (5)
John T. Blount,           2000    197,442  166,607     40,000        --           --         8,500
Executive Vice            1999    180,730  128,770    300,000        --           --         8,000
President, Field          1998    170,500   65,963    100,000        --           --            --
Operations (6)
Michael R. Rouleau,       2000    185,000  129,500     90,000        --           --         8,500
Senior VP--Marketing      1999     17,788   82,500    100,000        --           --            --
and Business              1998         --       --         --        --           --            --
Development (9)

--------
(1) The Company's predecessor, Time Warner Telecom LLC, was created in July 1998. Prior to that time, the Company operated as a division of Time Warner Entertainment Company, L.P. The amounts shown for 1998 are the actual salaries received by the named executive officers for 1998.
(2) Options awarded under the Company's 1998 and 2000 Option Plan.
(3) Includes contributions made by the Company to the Company's defined contribution 401(k) plan on behalf of the named executive officers.
(4) Ms. Herda became President and Chief Executive Officer of the Company on June 22, 1998. Prior to June 22, 1998, Ms. Herda served as the Senior Vice President, Sales.
(5) The Company does not currently have its own pension plan. However, Messrs. Jones and Rayner will, upon retirement, be entitled to receive benefits under the Time Warner Cable Pension Plan based on service to the Company or Time Warner Cable on or prior to December 31, 1998.
(6) As a result of his previous employment with U S WEST, Inc., the predecessor of MediaOne, Mr. Blount and certain other former employees of U S WEST participated in a pension plan under the administration of MediaOne. Mr. Blount's and other Company employees' participation in that plan was terminated in 2000 following the merger of AT&T Corp. and MediaOne. Mr. Blount's benefits under that plan upon his retirement are based on service to U S WEST or the Company.

(7) These payouts were made in 1999 to participants in the Time Warner Cable Long-Term Cash-Flow Incentive Plan for the 1995-1998 four-year cycle.
(8) Options awarded under Time Warner Inc. stock option plans. No options under Time Warner Inc. plans were awarded to the named executive officers during 1999 or 2000.
(9) Mr. Rouleau began employment with the Company on November 22, 1999. The 1999 salary information for Mr. Rouleau represents his 1999 salary paid by the Company.

Employment Agreements

   The Company has entered into employment agreements with the current executive officers shown in the compensation table with terms beginning January 1, 2000, except for Mr. Rouleau:

  . Ms. Herda's contract has a five-year term;

  . Messrs. Blount and Rayner's contracts have four-year terms; and

  . Messrs. Jones and Rouleau's contracts have three-year terms. The term of Mr. Rouleau's employment agreement began on November 22, 1999.

   The minimum annual salaries for Ms. Herda and Messrs. Rayner, Blount, and Rouleau for the year 2000 are $312,012 for Ms. Herda; $259,242 for Mr. Jones; $205,000 for Mr. Rayner; $185,500 for Mr. Blount; and $185,000 for Mr. Rouleau.

   The agreements include a narrow definition of the term "cause." If the contract is terminated for cause, the executive will only receive earned and unpaid base salary accrued through such date of termination. These agreements provide that if the Company materially breaches or terminates the executive's employment during the term without cause, the executive may elect either:

  . to receive a lump-sum payment of the present value of the base salary and annual bonus otherwise payable during the remaining term of employment, but not less than the sum of the salary and bonus prorated for an 18-month period; or

  . to remain an employee of the Company for up to 18 months and, without performing any services, receive the base salary and annual bonus otherwise payable.

   The executives have the same two options if a change of control occurs and that change results in:

  . a change of more than 50 miles in the location of the executive's office or the Company's principal executive offices;

  . a material reduction in the executive's responsibilities; or

  . the Company's material breach of the agreement.

   The agreements define change of control to mean that:

  . the Class B stockholders cease to have the ability as a group to elect a majority of the Company's Board of Directors;

  . another person or group has become the beneficial owner of more than 35% of the total voting power of the Company's voting interests; and

  . the percentage voting interest of that person or group is greater than that held by the Class B stockholders.

   Executives are not generally required to mitigate damages after such a termination, except as necessary to prevent the Company from losing any tax deductions that it otherwise would have been entitled to for any payments deemed to be "contingent on a change" under the Internal Revenue Code.

   If an executive becomes disabled during the term of his or her employment agreement, the executive typically will receive 75% of the executive's then current salary and his or her applicable target annual bonus amount prorated for an 18-month period. These payments will be reduced by amounts received from Worker's Compensation, Social Security, and disability insurance policies maintained by the Company.

   If an executive dies during the term of an employment agreement, generally the executive's beneficiaries will receive the executive's earned and unpaid salary up to thirty days after the date of death and a pro rata portion of the executive's bonus for the year of death.

Stock Options Awarded by the Company During 2000

   The following table lists our grants during 2000 of stock options to the officers named in the Summary of Compensation Table. All of the options were nonqualified under the Internal Revenue Code and the Company did not award any stock appreciation rights. The amounts shown as potential realizable values rely on arbitrarily assumed increases in value required by the Securities and Exchange Commission. In assessing those amounts, please note that the ultimate value of the options depends on actual future share prices. Market conditions and the efforts of the directors, the officers, and others to foster the future success of the Company can influence those future share values.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

                                                                       Potential Realizable
                                                                         Value at Assumed
                                                                       Annual Rates of Stock
                                                                        Price Appreciation
                                                                          for Option Term
                                                                       ---------------------
                                      % of Total
                           Number of    Options
                          Securities  Granted to  Exercise
                          Underlying   Employees   or Base
                            Options     in 2000     Price   Expiration
          Name            Granted (#) Fiscal Year ($/share)    Date      5%(1)        10%(1)
          ----            ----------- ----------- --------- ---------- ---------- ----------
Larissa L. Herda........    70,000       1.83%     $53.00    11/27/10  $2,333,199 $5,912,785
Paul B. Jones...........    25,000       0.65%      53.00    11/27/10     833,285  2,111,708
David J. Rayner.........    40,000       1.05%      53.00    11/27/10   1,333,267  3,378,734
John T. Blount..........    40,000       1.05%      53.00    11/27/10   1,333,267  3,378,734
Michael A. Rouleau (2)..    50,000       1.30%      61.00     8/02/10   1,918,129  4,860,915
                            40,000       1.05%      53.00    11/27/10   1,333,267  3,378,734

                             Individual Grants (1)
--------
Total shares granted to all employees in 2000: 3,822,111 (3)
(1) The options shown in the above table were awarded to the named executive officers under the Company's 2000 Employee Stock Plan and the terms are governed by that plan and the recipient's option agreement. The exercise price is the fair market value of the Class A Common Stock on the date of grant. The options become exercisable over a four-year vesting period and expire ten years from the date of grant. As required by Securities and Exchange Commission rules, the dollar amounts in the last two columns represent the hypothetical gain or "option spread" that would exist for the options based on assumed 5% and 10% annual compounded rates of Class A Common Stock appreciation over the full ten-year option term (resulting in 63% and 159% appreciation, respectively). These assumed rates of appreciation applied to the exercise price would result in a Class A Common Stock value on November 27, 2010 of $86.33 and $137.47, respectively. These prescribed rates are not intended to forecast possible future appreciation, if any, of the Class A Common Stock.
(2) Mr. Rouleau was granted options twice in 2000 -- 50,000 on August 2, and 40,000 on November 27.
(3) The options granted to all employees in 2000 include options to purchase 100,000 shares that were granted outside of the Company's 1998 Option Plan and 2000 Employee Stock Plan.

Option Exercises and Values in 2000

   Three of the named executive officers listed under the heading "Option Grants in the Last Fiscal Year" exercised options in 2000. The table below shows the number and value of their exercisable and non-exercisable options as of December 31, 2000.

  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                    Values

                                                   Number of Securities
                                                  Underlying Unexercised     Value of Unexercised
                                        Value     Options at Fiscal Year-  In-the- Money Options at
                            Shares     Realized             End                 Fiscal Year-End
                         Acquired on      On     ------------------------- -------------------------
Name                     Exercise (#)  Exercise  Exercisable Unexercisable Exercisable Unexercisable
----                     ------------ ---------- ----------- ------------- ----------- -------------
Larissa H. Herda........   100,000    $5,707,080   134,375     1,210,625   $6,911,981   $36,902,128
Paul B. Jones...........        --            --   103,750       187,250    5,336,692     6,356,766
David J. Rayner.........    55,000     2,934,910    23,125       386,875    1,189,504    11,510,076
John T. Blount..........    20,000     1,141,410    42,500       377,500    2,186,115    11,027,845
Michael A. Rouleau......        --            --    25,000       165,000    1,285,950     4,397,270

   The in-the-money value of unexercised options is equal to the excess of the per share market price of our Class A Common Stock at December 31, 2000 ($63.44) over the per share exercise price, multiplied by the number of unexercised options.

   The following table lists for each of the named executive officers information with respect to option exercises during 2000 and the status of their options on December 31, 2000: (i) the number of shares of AOL Time Warner Inc. Common Stock, underlying options exercised during 2000; (ii) the aggregate dollar value realized upon exercise of such options; (iii) the total number of shares of AOL Time Warner Inc. Common Stock underlying exercisable and nonexercisable stock options held on December 31, 2000; and (iv) the aggregate dollar value of in-the-money exercisable and nonexercisable stock options on December 31, 2000. None of the named executive officers has been awarded stock appreciation rights alone or in tandem with options.

              Aggregated Option Exercises of Time Warner Inc. in
              Last Fiscal Year and Fiscal Year-End Option Values

                                                   Number of Shares           Dollar Value of
                         Number of    Dollar    Underlying Unexercised   Unexercised In-the Money
                           Shares     Value           Options on          Options on December 31,
                         Underlying  Realized      December 31, 2000               2000*
                          Options       on     ------------------------- -------------------------
Name                     Exercised   Exercise  Exercisable Unexercisable Exercisable Unexercisable
----                     ---------- ---------- ----------- ------------- ----------- -------------
Larissa L. Herda........       --   $       --   26,400          --       $284,728        $--
Paul B. Jones...........   25,047    1,025,090       --          --             --         --
David J. Rayner.........       --           --    8,598          --        102,177         --

--------
* Based on a closing price of $34.80 per share of Time Warner Inc. Common Stock. The exercisability of all TWI options was accelerated in January 2000 when the AOL merger was announced. As a result of the merger between AOL and Time Warner Inc., the outstanding option shares for Ms. Herda and Messers Jones and Rayner were increased by a factor of 1.5x and the exercise price was reduced by a factor of 1.5x, thereby creating no change in the value of the option grant.

   The option exercise price of all options held by the named executive officers is the fair market value of the stock on the date of grant. All of the options held by the named executive officers become immediately exercisable in full upon the occurrence of certain events, including the death or total disability of the option holder, certain change-of-control transactions and, in most cases, the Company's breach of the holder's employment agreement. The AOL Time Warner Inc. options held by the named executive officers generally remain exercisable for three years after their employment is terminated without cause, for one year after death or total disability, for five years after retirement and for three months after termination for any other reason, except that such stock options awarded before 1996 are exercisable for three months after a termination without cause and after retirement and those awarded after July 1997 are exercisable for three years after death or disability. All AOL Time Warner Inc. options terminate immediately if the holder's employment is terminated for cause. The terms of the options shown in the chart are ten years.

Compensation and Human Resources and Benefits Committees' Report on Executive Compensation

   This report of the Human Resources and Benefits Committee and the Compensation Committee of the Board of Directors covers the following topics:

  . Roles of the Human Resources and Benefits and Compensation Committees;

  . Executive Compensation Philosophy;

  . Components of the Compensation Program; and

  . Compensation of the Chief Executive Officer.

   Roles of the Committees. The Human Resources and Benefits Committee is currently made up of five members of the Board of Directors who are not current or former employees of the Company, including two members of the Board of Directors designated by the Class B stockholders. During 2000 its members were Messrs. Britt, Miron, and Claflin and Ms. Hook. This committee sets the overall compensation principles of the Company and reviews the entire compensation program. The committee also reviews and establishes the individual compensation levels for the members of the senior management team, including the Chief Executive Officer. The Compensation Committee is currently made up of the three independent directors, Mr. Schell, Mr. Schleyer, and Mr. Claflin. During 2000, its members were the two independent directors, Ms. Hook and Mr. Claflin. It approves all option grants to senior officers and directors and makes any determinations relating to compensation that any tax, securities, or stock exchange rule or law requires be made by a committee composed solely of independent directors. The Committee has considered the advice of independent outside consultants in determining whether the amounts and types of compensation the Company pays its officers are appropriate.

   Compensation Philosophy. The goal of our compensation program is to attract, motivate, and retain the highly talented individuals necessary to achieve the Company's business strategy. The plan rewards those executives for building long term shareholder value. The following principles have guided the decisions of the committees:

  . The Company should provide competitive annual cash compensation and above-market short- and long-term incentives to attract, retain, and motivate high caliber executives.

  . The interests of executives should be aligned with those of the shareholders through a strong emphasis on equity-based compensation.

  . Executives should have strong incentives to focus on and achieve the Company's objectives, the principal ones being to increase revenue and EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) and to build long term shareholder value.

   The committees believe that the total compensation opportunity available to senior executives should consist of base salary, short-term incentives, and long-term incentives in the form of stock options, each of which we review for market competitiveness. Our assessment of competitiveness is based primarily on benchmarking the total compensation opportunities of our executives against a peer group of companies in the competitive telecommunications industry. In addition to benchmarking market data, we believe total pay opportunities should also reflect each position's internal value to the Company, taking into account functional responsibilities, complexity, and the organizational impact of the position and individual performance. We target base salary to the median of the market. We reviewed the 2000 base salaries of our senior executives against market data and we determined that increases were required to keep base salaries of certain officers at our target levels and to reflect performance and promotions.

   We designed the annual incentive plan component of incentive compensation to align officer pay (i) with the annual performance of the Company and (ii) with the individual's performance of his or her job. We intend that incentive compensation will represent a greater proportion of total compensation than base salary. Half of the annual bonus was based on corporate revenue, EBITDA, and capital objectives that the Board of Directors set for the Company. The other half of the bonus opportunity was tied to individual performance as determined by the committees after the close of the fiscal year. That evaluation was based on individual goals established for each officer at the beginning of the year, which support the overall Company objectives.

   In 2000, the Company adopted the 2000 Employee Stock Plan to provide an additional pool of options to be issued on the basis of performance to provide continuing incentives to employees and officers. Most of the Company's employees, other than senior executives, received option grants in August 2000 under this plan to supplement the grants they previously received as newly-hired employees. The committees wish to provide above-average long-term incentive compensation to senior executives. Based on our review of compensation survey data, individual and Company performance, the Compensation Committee approved option grants to the senior executives under the 2000 plan in November 2000.

   Compensation of the Chief Executive Officer. In fiscal 2000, we determined the compensation of the Chief Executive Officer in the same manner as the other senior officers, primarily by reviewing that compensation against survey information. Ms. Herda's 2000 bonus of 105% of her annual salary was based on overall Company performance during the 2000 fiscal year, exceeding certain revenue, EBITDA and capital objectives that the Board of Directors established for the Company. Based on a compensation survey regarding executive compensation in the telecommunications industry and the Company's past financial performance, we have increased Ms. Herda's target bonus for 2001 to 100% of her annual salary.

                                          2000 Compensation Committee:

                                          Lisa Hook (Chairperson)
                                          Bruce Claflin

                                          2000 Human Resources and Benefits
                                           Committee:

                                          Glenn Britt (Chairperson)
                                          Bruce Claflin
                                          Robert Miron
                                          Lisa Hook

Performance Graph

   The following graph compares total shareholder return on our Class A Common Stock since May 12, 1999, the date of our initial public offering, to the Nasdaq Composite Index (U.S. and foreign companies) and the Nasdaq Telecommunications Index. The graph assumes that $100 was invested in our stock at the initial offering price of $14 and that the same amount was invested in the Nasdaq Composite Index and the Nasdaq Telecommunications Index. The closing price for our stock on May 12, 1999 was $20.75. Our closing stock price on December 29, 2000, the last trading day of our 2000 fiscal year, was $63.44.

Comparison of Cumulative Total Return on Investment

                   Nasdaq Index       Nasdaq Telecommunications Index      Time Warner Telecom, Inc.
   5/12/99               100.00                                100.00                         100.00
   6/30/99               106.26                                 97.11                         207.14
   9/30/99               108.64                                 92.62                         149.11
  12/31/99               160.98                                150.52                         356.70
 3/30/2000               180.90                                163.36                         310.24
 6/30/2000               156.90                                129.07                         221.98
 9/30/2000               145.29                                108.21                         155.22
12/31/2000                97.73                                 68.70                         234.95

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Based on a review of reports filed by our directors, executive officers and beneficial holders of 10% or more of our shares, and upon representations from those persons, all Securities and Exchange Commission stock ownership reports required to be filed by those reporting persons during 2000 were made timely except that Mr. Michael Rouleau, Senior Vice President, Marketing and Business Development and Mr. John Blount, Executive Vice President, Field Operations inadvertently filed their Form 4's for December 2000 late.

                      TIME WARNER TELECOM SHARE OWNERSHIP

   The following table lists our share ownership as of March 14, 2001 for our directors, the executive officers named in the compensation table, all directors and executive officers as a group, and persons known to us as beneficial owners of more than 5% of our Class A or Class B Common Stock. To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted. Information in the table is as of the latest reports by those entities received by us. Ownership includes direct and indirect (beneficial) ownership, as defined by Securities and Exchange Commission rules. Each executive officer's address is c/o the Company, 10475 Park Meadows Drive, Littleton, Colorado 80124.

                          Class A Common Stock Class B Common Stock
                                 (1)(2)              (1)(2)(3)            Total Common Stock
                          -------------------- --------------------- ----------------------------
                           No. of   Percent of   No. of   Percent of   No. of   Percent of Voting
Name of Beneficial Owner   Shares     Class      Shares     Class      Shares     Equity   Power
------------------------  --------- ---------- ---------- ---------- ---------- ---------- ------
Five Percent Stockhold-
 ers:
AOL Time Warner (4).....         --     --     50,363,739    69.7%   50,363,739    44.1%    65.9%
AT&T Corp. (5)..........         --     --      6,289,842     8.7%    6,289,842     5.5%     8.2%
Newhouse Telecom
 Holdings Corp. (6).....         --     --      9,536,856    13.2%    9,536,856     8.4%    12.5%
Advance Telecom Holdings
 Corp (6)...............         --     --      6,036,063     8.4%    6,036,063     5.3%     7.9%
Putnam Investment
 Management, Inc. (7)...  4,045,800    9.7%            --      --     4,045,800     3.6%
INVESCO Funds Group,
 Inc. (8)...............  3,478,370    8.3%            --      --     3,478,370     3.0%
MFS Investment
 Management (9).........  3,075,050    7.4%            --      --     3,075,050     2.7%
FMR Corp (10)...........  2,568,890    6.1%            --      --     2,568,890     2.2%
Directors and Executive
 Officers:
Larissa L. Herda........    123,339      *             --      --       123,339       *        *
Glenn A. Britt..........         --                    --      --            --
Bruce Claflin...........      1,999      *             --      --         1,999       *        *
Richard J. Davies.......         --                    --      --            --
Spencer B. Hays.........      2,000      *             --      --         2,000       *        *
William T. Schleyer.....         --                    --      --            --
Robert J. Miron.........      7,500      *             --      --         7,500       *        *
David J. Rayner.........     10,937      *             --      --        10,937       *        *
Paul B. Jones...........    121,574      *             --      --       121,574       *        *
John T. Blount..........     32,750      *             --      --        32,750       *        *
Michael A. Rouleau......     21,713      *             --      --        21,713       *        *
Theodore Schell.........          0                    --                     0
Lisa Hook...............        299                    --                   299
All directors and
 executive officers as a
 group (17 persons).....    495,830    1.2%            --      --       495,830       *        *

--------
* Represents less than one percent.
(1) The Company has two classes of outstanding common stock, the Class A Common Stock and the Class B Common Stock. Beneficial ownership of common stock has been determined in accordance with the rules of the Securities and Exchange Commission, which is based upon having or sharing the power to vote or dispose of shares and includes shares of Class A Common Stock issuable upon exercise of options exercisable within 60 days of March 14, 2001, as follows: Ms. Herda--107,812 shares; Mr. Rayner--10,937 shares; Mr. Jones--114,125 shares; Mr. Blount--32,750 shares; Mr. Rouleau--21,250 shares; and all directors and executive officers as a group--465,047 shares.
(2) Excludes an equal amount of Class A Common Stock into which Class B Common Stock are convertible. The Class B Common Stock held by AOL Time Warner Inc. subsidiaries (see note (3)), AT&T Corp., Newhouse Telecom Holdings Corporation, and Advance Telecom Holdings Corporation, represented on a converted basis 44.1%, 5.5%, 8.4%, and 5.3%, respectively, of the Class A Common Stock prior to the offering.
(3) Solely as a result of the agreement of the Class B stockholders to vote in favor of the others' director nominees under the Stockholders' Agreement, the Class B stockholders may be deemed to share beneficial ownership of the shares beneficially owned by each of them. See "Certain Relationships and Related Transactions--Stockholders' Agreement."
(4) Owned by Time Warner Companies, Inc., American Television and Communications Corporation, Warner Communications Inc., TW/TAE, Inc., FibrCOM Holdings, L.P., and Paragon Communications, each a direct or indirect wholly owned subsidiary of AOL Time Warner Inc. The business address of AOL Time Warner Inc. is 75 Rockefeller Plaza, New York, New York 10019.
(5) Owned by AT&T Corp., MediaOne Group, Inc., MediaOne Holdings II, Inc., and MediaOne of Colorado, Inc. The business address of AT&T Corp. is 32 Avenue of the Americas, New York, New York 10013. The business address of the MediaOne entities is 188 Inverness Drive West, Englewood, Colorado 80112.
(6) The business address of Advance Telecom Holdings Corporation and Newhouse Telecom Holdings Corporation is 6005 Fair Lakes Road, East Syracuse, New York 13057.
(7) Based on a Schedule 13G dated November 13, 2000, this interest is held by Putnam Investments, Inc. and related affiliates. The business address for Putnam Investments, Inc. is One Post Office Square, Boston, Massachusetts 02109.
(8) Based on a Schedule 13G dated January 10, 2001, the business address of INVESCO Funds Group, Inc. is 7800 E. Union Avenue, Denver, Colorado 80237.
(9) Based on a Schedule 13G dated February 12, 2001, the business address of MFS Investment Management is 500 Boylston Street, Boston, Massachusetts 02116.
(10) Based on a Schedule 13G dated December 10, 2000, the business address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

   On January 11, 2001, Time Warner Inc. closed its merger with America Online, Inc. ("AOL") in a stock-for-stock transaction that created a new company called AOL Time Warner Inc. As a result, both AOL and Time Warner Inc. became wholly owned subsidiaries of AOL Time Warner Inc. The Class B Common Stock beneficially owned by Time Warner Inc. is now beneficially owned by AOL Time Warner Inc. and its subsidiaries. However, the transaction did not affect the rights of AOL Time Warner Inc. subsidiaries as Class B stockholders.

   On June 15, 2000, AT&T Corp. acquired MediaOne. The Class B Common Stock beneficially owned by MediaOne is now beneficially owned by AT&T. The transaction did not affect the rights of AT&T as a Class B stockholder.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   In 2000, the members of our Compensation Committee were independent directors Lisa Hook and Bruce Claflin. Our Human Resources and Benefits Committee makes recommendations with respect to matters involving executive compensation. Its members in 2000 were Messrs. Britt, Claflin, Miron, and Ms. Hook. Ms. Hook is an officer of an affiliate of Time Warner Inc., and is a member of the Human Resources and Benefits Committee. We have described certain relationships and transactions between the Company and AOL Time Warner Inc. below under "Certain Relationships and Related Transactions."

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholders' Agreement

   The Company's Class B stockholders, entered into a Stockholders' Agreement when the Company was reconstituted as a corporation from a limited liability company in May 1999. The Stockholders' Agreement was amended on July 19, 2000. These Class B stockholders presently hold all of the Company's Class B Common Stock. We cannot assure that the Class B stockholders will not further change the Stockholders' Agreement or terminate it or cause the Company to waive any provision of such agreement.

   Under the Stockholders' Agreement, Time Warner initially has the right to designate four nominees for the Board of Directors at each annual meeting of stockholders at which directors are elected. The Advance/Newhouse stockholder group has the right to designate one. The Class B stockholders' ability to designate any nominees depends on the identity of the particular stockholder and the percentage of shares of common stock owned by it. The Stockholders' Agreement provides that the percentage of common stock that each Class B stockholder must own in order to have the right to nominate directors will be adjusted over time to reflect new issuances of common stock by the Company. As of June 30, 2000, each Class B stockholder must own at least 7.28% of the common stock to appoint one director. Time Warner is entitled to nominate three directors so long as it owns at least 14.55% of the common stock. If Time Warner owns less than 14.55% of the common stock ("Time Warner Step Event"), the number of directors that Time Warner may nominate decreases proportionally with its ownership of the common stock until it owns less than 7.28%. The Advance/Newhouse stockholder group is entitled to nominate one director as long as it owns at least 7.28% of the common stock. None of the Class B stockholders have the right to designate nominees if they own less than 7.28% of the common stock. These percentages continue to adjust from time to time if the Company issues additional shares of common stock or takes actions such as stock splits or recapitalizations so as to maintain the same relative rights. MediaOne had previously had the right to nominate three members of the Company's Board of Directors. As a result of MediaOne's underwritten offering on May 1, 2000 of 9,000,000 shares of Class A Common Stock of Time Warner Telecom, MediaOne (and subsequently AT&T Corp.) was no longer entitled to nominate any members of Time Warner Telecom's Board of Directors and the three directors nominated by MediaOne for election at the Company's 2000 annual meeting have resigned.

   The Stockholders' Agreement requires the Class B stockholders to vote their shares in favor of:

  . the nominees selected by the holders of Class B Common Stock as previously described;

  . the Chief Executive Officer of the Company; and

  . three nominees who are not affiliated with the Company or any holder of Class B Common Stock and are selected by the Nominating Committee.

   The Stockholders' Agreement prohibits the Class B stockholders from any transfer of Class B Common Stock, unless expressly permitted by the agreement. In addition, the Stockholders' Agreement prohibits any of the Class B stockholders from entering into voting agreements relating to the Class B Common Stock with any third party.

   If a Class B stockholder wants to sell all of its Class B Common Stock pursuant to a bona fide offer from an unaffiliated third party, that stockholder must give notice (the "Refusal Notice") to all Class B stockholders. The notice must contain the identity of the offeror and offer to sell the stock to the other Class B stockholders upon the same terms and subject to the conditions as the offer from the third party. The non-selling holders of Class B Common Stock will have the right to purchase pro rata all, but not less than all, of the Class B Common Stock. If the non-selling holders fail to exercise their right to purchase all of the shares, the selling Class B stockholder is free, for a period of 90 days, to sell the shares of Class B Common Stock (as shares of Class B Common Stock) to the third party offeror on terms and conditions no less favorable to the selling Class B stockholder than those contained in the Refusal Notice. A Class B stockholder may transfer all of its right to nominate Class B nominees for election to the Board of Directors if it sells all of its shares of Class B Common Stock. If Time Warner wants to sell all of its Class B Common Stock and its Class A Common Stock that represent more than one-third of the outstanding shares of common stock, the other holders of Class B Common Stock will have certain "tag-along" rights. These rights provide them the right to sell their shares of Class A Common Stock and Class B Common Stock on a pro rata basis along with, and on the same terms and conditions as, Time Warner. In that sale, Time Warner (and any other stockholder transferring all of its shares of Class B Common Stock) will have the right to transfer its right to nominate Class B nominees for election to the Board of Directors.

   Except for transfers to affiliates and the other transfers described above, all shares of Class B Common Stock must be converted to Class A Common Stock immediately prior to any direct transfer or certain indirect transfers of Class B Common Stock. In addition, except for transfers described in the paragraph above, a stockholder will not have the right to transfer its right to nominate Class B Nominees. A Class B stockholder that is acquired by a third party or spins off to its stockholders a company holding its shares of Class B Common Stock (as well as other assets), is required to convert its shares into Class A Common Stock and its right to nominate Class B nominees to the Board of Directors will not terminate.

   The Class B stockholders have demand registration rights for shares of Class A Common Stock (including shares of Class A Common Stock resulting from the conversion of shares of Class B Common Stock) if they wish to register Class A Common Stock constituting at least 1% of the total outstanding Class A Common Stock. Once the Company has registered shares of Class A Common Stock as a result of a demand registration, it is not required to register shares again, pursuant to a Class B stockholder demand, until 180 days after the first registration statement is effective. In addition, each Class B stockholder may require the Company to include its shares in certain other registered offerings under the Securities Act of 1933, subject to certain conditions. Each Class B stockholder must pay all underwriting discounts, commissions, and transfer taxes attributable to the sale of its shares. The Company must pay all expenses related to the filing and effectiveness of a registration statement, the legal fees of one counsel representing the Class B stockholders, and the auditors' fees and expenses. MediaOne exercised its demand registration rights in 2000 prior to its acquisition by AT&T Corp. and sold 9,000,000 shares of Class A Common Stock in a secondary public offering.

Restated Certificate of Incorporation

   Our Restated Certificate of Incorporation prohibits us from (i) engaging in the business of providing, offering, packaging, marketing, promoting, or branding (alone or jointly with or as an agent for other parties) any residential services, or (ii) producing or otherwise providing entertainment, information, or other content services, without the consent of all the Class B stockholders. This prohibition expires in May 2004 or earlier if the Class B stockholders no longer hold 50% of the total voting power for the Board of Directors.

Certain Operating Agreements

   Capacity License Agreements. We currently license much of our fiber capacity from Time Warner Cable. Time Warner Cable refers to cable systems owned by Time Warner Entertainment Company L.P., a partnership of Time Warner Inc. and AT&T Corp., and to cable systems owned by the Time Warner Entertainment/Advance Newhouse Partnership, a partnership of Time Warner Entertainment Company, Time Warner Inc., and

Advance/Newhouse Partnership. Each of our local operations where Time Warner Cable has a network is party to a Capacity License Agreement with the local cable television operation of Time Warner Cable, providing us with a 30-year exclusive right to use all of the capacity of specified fiber-optic cable owned by the Time Warner Cable operation. The Capacity License Agreements for network that existed as of July 1998 have been fully paid and do not require additional license fees. However, we must pay certain maintenance fees and fees for splicing and similar services. We may request that Time Warner Cable construct and provide additional fiber-optic cable capacity to meet needs after July 1998. Time Warner Cable is not obligated to provide such fiber capacity to us. If Time Warner Cable provides additional capacity, we must pay an allocable share of the cost of construction of the fiber upon which capacity is to be provided, plus a permitting fee. We are responsible for all taxes and franchise or similar fees arising out of our use of the capacity, and a portion of other out-of-pocket expenses incurred by Time Warner Cable for the cable used to provide us the capacity. We are permitted to use the capacity for telecommunications services and any other lawful purpose, but not for the provision of residential services and content services. If we violate the limitations on our business activities contained in our Restated Certificate of Incorporation or the Capacity License Agreements, Time Warner Cable may terminate the Capacity License Agreements. Accordingly, the Capacity License Agreement restrictions will apply after the restrictions in the Restated Certificate of Incorporation have terminated. Although management does not believe that the restrictions contained in the Capacity License Agreements will materially affect our business and operations in the immediate future, we cannot predict the effect of such restrictions in the rapidly changing telecommunications industry.

   The Capacity License Agreements do not restrict us from licensing fiber-optic capacity from parties other than Time Warner Cable. The Capacity License Agreements expire in 2028. Although Time Warner Cable has agreed to negotiate renewal or alternative provisions in good faith at that time, we cannot assure that the parties will agree on the terms of any renewal or alternative provisions or that the terms of any renewal or alternative provisions will be favorable to us. If the Capacity License Agreements are not renewed in 2028, we will have no further interest in the fiber facilities under the Capacity License Agreements and may need to build, lease or otherwise obtain transmission capacity in order to serve our customers in the service areas covered by the Capacity License Agreements. The terms of such arrangements could have a material adverse effect on our business, financial condition, and results of operations. We have the right to terminate a Capacity License Agreement in whole or in part at any time upon 180 days' notice and payment of any outstanding fees regarding the terminated capacity. Time Warner Cable has the right to terminate a Capacity License Agreement upon 180 days' notice in the event of, among other things, certain governmental proceedings or third party challenges to Time Warner Cable's franchises or a Capacity License Agreement. The Capacity License Agreements include substantial limitations on liability for service interruptions.

   Facility Lease Agreements. We lease or sublease physical space located at Time Warner Cable's facilities for various purposes under Facility Lease Agreements. If certain events occur we will be required, at our own expense, to segregate and partition our space in a reasonable, secure manner. Those events are:

  . at least a majority of any Time Warner Cable system is not owned by one or more of the Class B stockholders;

  . Time Warner Inc. owning less than 30% of the Company's common stock;

  . Time Warner Inc. having the right to nominate less than three nominees to our Board of Directors;

  . our non-compliance with the restrictions in the Restated Certificate of Incorporation regarding residential services and content services; or

  . a Class B stockholder transferring its Class B Common Stock together with its rights to designate nominees to the Board of Directors under the Stockholders' Agreement.

   The lease rates for properties Time Warner Cable owns and leases to us are based upon comparable rents in the local market, taking into account other factors such as the term of the lease, type of space, square footage, location and leasehold improvements funded. Generally, the leases have 15-year terms, with two five-year options to renew. For properties Time Warner Cable subleases to us, we pay a pro rata portion of the rent and fees payable under the primary lease. The duration of our subleases are as long as Time Warner Cable's primary lease. In 2000 we paid Time Warner Cable approximately $1.6 million for rentals under the Facility Lease Agreements.

   Residential Support Agreement. We provide certain support services or service elements, on an unbundled basis, to Time Warner Cable for its residential telephony business. Generally, we may adjust all rates for such residential support services we provide to Time Warner Cable annually, but the rates may not be less favorable than the rates we charge other customers for comparable services.

   Time Warner Inc. License Agreement. We use the "Time Warner" name under a license agreement with Time Warner Inc. We may change our name to "TW Telecom Inc." and will no longer have the right to use the "Time Warner" name when the initial term ending July 2002 or any renewal term expires. We must also discontinue using the "Time Warner" name if:

  . Time Warner Inc. owns less than 30% of the Company's common stock;

  . Time Warner Inc. has the right to nominate less than three nominees to our Board of Directors;

  . we do not comply with the restrictions in the Restated Certificate of Incorporation regarding residential services and content services; or

  . a Class B stockholder transfers its Class B Common Stock together with its rights to designate nominees to the Board of Directors under the Stockholders' Agreement.

   This name change, and the inability to use the "Time Warner" name could adversely effect our ability to conduct our business and our financial condition and results of operations.

   We believe that the terms and conditions, taken as a whole, of the transactions described under the headings "Capacity License Agreements," "Facility Lease Agreements," "Services Agreement," "Residential Support Agreements" and the "Time Warner Inc. License Agreement" were no less favorable to us than we could have obtained from unaffiliated parties.

   The Class B stockholders hold all of our Class B Common Stock and have the collective ability to control all matters requiring stockholder approval, including the election of directors. All of the Class B stockholders are in the cable television business and may provide the same services or similar services to those we provide. There is no restriction on the Class B stockholders' ability to compete with the Company and we cannot assure that the Class B stockholders will not compete with the Company. Our directors, who are also directors, officers or employees of the Class B stockholders, may encounter conflicts of interest in certain business opportunities available to, and certain transactions involving, the Company. The Class B stockholders have not adopted any special voting procedures to deal with conflicts of interest, and we cannot assure that any conflict will be resolved in the Company's favor.

                    VOTING PROCEDURES / REVOKING YOUR PROXY

   You can vote your shares by telephone, mail or in person at the meeting. Your proxy card contains instructions for voting by telephone. Voting by telephone is the least expensive and fastest method of voting.

   To vote by mail, complete and sign your proxy card--or your broker's voting instruction card if your shares are held by your broker--and return it in the enclosed business reply envelope.

   A quorum is present if at least a majority in total voting power of the Company's outstanding capital stock as of the record date are present in person or by proxy. Those who fail to return a proxy card or attend the meeting will not count towards determining any required majority or quorum. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will have no effect on the election of directors. Abstentions on the approval of the 2000 Employee Stock Plan or any other matter will be counted in tabulating the votes on any proposal and will have the effect of a negative vote. In the event that a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter (commonly called a broker non-vote), those broker non-votes will not be counted for any purpose in determining whether the 2000 Employee Stock Plan or any other matter has been approved.

   The enclosed proxies will be voted in accordance with the instructions you place on the proxy card. Unless otherwise stated, all shares represented by your returned, signed proxy will be voted as noted on the first page of this proxy statement.

   Proxies may be revoked if you:

  . Deliver a signed, written revocation letter, dated later than the proxy, to Paul B. Jones, Secretary, at 10475 Park Meadows Drive, Littleton, Colorado 80124;

  . Deliver a signed proxy, dated later than the first one, to Wells Fargo
    Shareowner Services. Deliver in person to 161 N. Concord Exchange, S. St. Paul, Minnesota 55075 or by mail to P.O. Box 64854, St. Paul, Minnesota 55164-0854;

  . Vote your shares by telephone differently than you did originally, using the same procedure for that method; or

  . Attend the meeting and vote in person or by proxy. Attending the meeting alone will not revoke your proxy.

Proxy Solicitation

   We will reimburse banks, brokers, custodians, nominees and fiduciaries for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares.

Submission of Shareowner Proposals

   If you wish to nominate directors or present proposals for inclusion in the proxy statement and form of proxy for consideration at our next annual meeting, you must submit your nominations of directors or proposals to our corporate secretary at our chief executive office. We must receive proposals for the 2002 Annual Meeting of Stockholders no later than December 15, 2001. Also, persons named in the proxy solicited by our Board of Directors for the 2002 Annual Meeting of Shareholders may exercise discretionary authority on any proposal presented by one of our shareholders at that meeting if we have not received notice of the proposal by March 9, 2002.

Other Business

   The Board of Directors knows of no other matters for consideration at the meeting. If any other business should properly arise, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          Paul B. Jones
                                          Senior Vice President--General
                                           Counsel and
                                          Regulatory Policy and Secretary




                      PLEASE VOTE. YOUR VOTE IS IMPORTANT.

                                  Appendix A

Time Warner Telecom Inc.
Audit Committee Charter

Organization

   The audit committee of the board of directors shall be comprised of three directors of the Board of Directors, who will be independent directors. Members of the audit committee shall be considered independent if they have no relationship to the Company that may interfere with the exercise of their independence from management and the Company. All audit committee members will be financially literate.

Statement of Policy

   The audit committee shall provide assistance to the directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the company, and the quality and integrity of financial reports of the company. In so doing, it is the responsibility of the audit committee to maintain free and open communication between the directors, the independent auditors, the internal auditors, and the financial management of the company.

Responsibilities

   In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the company are in accordance with all requirements and are of the highest quality.

   In carrying out these responsibilities, the audit committee will:

  . Obtain the full board of directors' approval of this Charter and review and reassess this Charter as conditions dictate (at least annually).

  . Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the company and its divisions and subsidiaries.

  . Have a clear understanding with the independent auditors that they are ultimately accountable to the board of directors and the audit committee, as the shareholders' representatives, who have the ultimate authority in deciding to engage, evaluate, and if appropriate, terminate their services.

  . Review and concur with management's appointment, termination, or replacement of the director of internal audit.

  . Review and oversee any engagement by the Company of the Company's independent auditor for non-audit related work.

  . Require management to promptly advise the audit committee of the filing of any material litigation and, when so advised, meet with Company Counsel to assess the steps management has taken with respect to such material litigation.

  . Investigate any matter brought to its attention within the scope of its duties, with the power to retain experts for this purpose if, in its judgment, that is appropriate.

  . Meet with the independent auditors and financial management of the Company at regularly scheduled Audit Committee meetings, which will be held a minimum of quarterly, generally in advance of Board Meetings.

   During these meetings, the audit committee will review the scope of the proposed audit for the current year, including the procedures to be utilized, the adequacy of the independent auditor's compensation, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

  . Review with the independent auditors, the Company's internal auditor and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the company, and elicit any recommendations for the improvement of such internal controls or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis will be given to the adequacy of internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the committee will periodically review company policy statements to determine their adherence to an ethical code of conduct.

  . Inquire of management, the internal auditor, and the independent auditors about significant risks or exposures and assess the steps management has taken to minimize such risks to the Company.

  . Receive on a quarterly basis, a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

  . Review the quarterly financial statements with financial management and the independent auditors prior to the filing of the Form 10-Q to determine that the independent auditors do not take exception to the disclosure and content of the financial statements, and discuss any other matters required to be communicated to the committee by the auditors. The chair of the committee may represent the entire committee for purposes of this review. Review of quarterly earnings prior to release will be done on an as requested basis as determined by the audit committee.

  . Review the management letter to shareholders and financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Review with financial management and the independent auditors the results of their timely analysis of significant financial reporting issues and practices, including changes in, or adoptions of, accounting principles and disclosure practices, and discuss any other material matters required to be communicated to the committee by the auditors. Also review with financial management and the independent auditors their judgments about the quality, not just acceptability, of accounting principles and the clarity of the financial disclosure practices used or proposed to be used, and particularly, the degree of aggressiveness or conservatism of the organization's accounting principles and underlying estimates, and other significant decisions made in preparing the financial statements.

  . Provide sufficient opportunity for the internal and independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the company's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of audit.

  . Review accounting and financial human resources and succession planning within the Company.

  . Report the results of the annual audit to the board of directors, inviting the independent auditors to attend the full board meeting if required.

  . On an annual basis, obtain from the independent auditors a written communication delineating all their relationships and professional services as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. In addition, review with the independent auditors the nature and scope of any disclosed relationships or professional services and take, or recommend that the board of directors take, appropriate action to ensure the continuing independence of the auditors.

  . Review the report of the audit committee in the annual report to shareholders and the Annual Report on Form 10-K disclosing whether or not the committee had reviewed and discussed with management and the independent auditors, as well as discussed within the committee (without management or the independent auditors present), the financial statements and the quality of accounting principles and significant judgments affecting the financial statements.

  . Submit the minutes of all meetings of the audit committee to, or discuss the matters discussed at each committee meeting with, the board of directors.

  . Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

  . Review the Company's disclosure in the proxy statement for its annual meeting of shareholders that describes that the Committee has satisfied its responsibilities under this Charter for the prior year. In addition, include a copy of this Charter in the proxy statement at least triennially or the year after any significant amendment to the Charter.

                            Time Warner Telecom Inc.
                         Annual Meeting of Stockholders
                             Thursday, June 7, 2001
                                   9:00 a.m.

                                Inverness Hotel
                            200 Inverness Drive West
                              Englewood, Colorado



[TIME WARNER TELECOM INC. LOGO]
--------------------------------------------------------------------------------
10475 Park Meadows Drive, Littleton, Colorado  80124            proxy

The Board of Directors solicits this proxy for use at the Annual Meeting on Thursday, June 7, 2001.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Paul Jones, David Rayner and Mark Peters, and each of them, with full power of substitution, to vote all your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

                   (to be signed and dated on the other side)
                          ----------------
                      See reverse for voting instructions.

                                                                       COMPANY #
                                                                       CONTROL #

                              VOTING INSTRUCTIONS
                     THERE ARE TWO WAYS TO VOTE YOUR PROXY

                               VOTE BY TELEPHONE
                                 1-800-240-6326

Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you call. You will be prompted to enter your 3-digit company number and a 7-digit control number (these numbers are located above). Follow the recorded instructions.

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. The deadline for telephone voting is noon (Central Daylight Time) on June 6, 2001.

                                  VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage paid envelope provided so that it is received by June 6, 2001.

Thank you for voting.

           If you vote by phone, please do NOT mail your proxy card.

        The Board of Directors Recommends a Vote FOR Items, 1, 2, and 3.


Item 1.  Election of directors:      [ ] Vote FOR         [ ] Vote WITHHELD
(01)     Larissa L. Herda            all nominees         from all nominees
(02)     Glenn A. Britt              (except as marked)
(03)     Bruce Claflin
(04)     Richard J. Davies           (Instructions: To withhold authority to vote
(05)     Spencer B. Hays             for any indicated nominee, write the
(06)     Lisa Hook                   number(s) of the nominee(s) in the box
(07)     Robert J. Miron             provided below.)
(08)     William T. Schleyer
(09)     Theodore H. Schell

                               Please fold here



Item 2.  Approval of Time Warner Telecom Inc.   [ ] For  [ ] Against [ ] Abstain
Employee Stock Plan

Item 3. Ratification of appointment of Ernst & Young LLP to serve as Company's Independent Auditors in 2001
                                                [ ] For  [ ] Against [ ] Abstain


Item 4. In their discretion, to vote upon other matters properly coming before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THE PROXY WILL BE VOTED "FOR" ITEMS 1, 2 AND 3.

Address Change?  Mark Box [ ]                 Date ________________________
Indicate changes below:

                                           -------------------------------------

                                           -------------------------------------
                                           Signature(s) in Box
                                           Please sign exactly as your name(s)
                                           appear on Proxy. If held in joint
                                           tenancy, all persons must sign.
                                           Trustees, administrators, etc. should
                                           include title and authority.
                                           Corporations should provide full name
                                           of corporation and title of
                                           authorized officer signing the proxy.